Exhibit 2.1

STOCK PURCHASE AGREEMENT

between

NORTHEAST MERCHANT SYSTEMS, INC.

and

GREENBOX POS, INC.

dated as of

May 21, 2021

Section 8.09 Counterparts.	27

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of May 21, 2021 is entered into between Northeast Merchant Systems, Inc., a Massachusetts corporation (“Company”), Aaron Dewar and Nola Ruel (the “Shareholders”) and GreenBox POS, Inc., a Nevada corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, the Shareholders own all of the issued and outstanding shares of the Company (the “Shares”),; and

WHEREAS, the Shareholders wish to sell to Buyer, and Buyer wishes to purchase from The Shareholders, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Shareholders shall sell, convey, transfer, and assign to Buyer, and Buyer shall purchase from the Shareholders, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

Section 1.02    Purchase Price. Subject to the terms and conditions of this Agreement, in reliance upon the representations and warranties of the Shareholders:

(a)    The aggregate purchase price for the Shares shall be US$3,000,000.00 subject to adjustment and as calculated below (the “Purchase Price”). Buyer shall pay the Purchase Price to the Shareholders at the Closing in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.02 of the Disclosure Schedules and subject to adjustment as provided in Section 1.02(b) below. The term “Disclosure Schedules” means the disclosure schedules, attached hereto, and made a part hereof, delivered by Shareholders concurrently with the execution, closing, and delivery of this Agreement.

(b)    The Purchase Price will be payable at the Closing as follows and subject to adjustment in accordance with below:

(i)    US$2,500,000.00 payable at the Closing (the “Base Purchase Price”)

(ii)    minus the outstanding debt of the Company (if any) as of the Closing Date.

(c)    The remaining US$500,000.00 of the Purchase Price is to be earned as prescribed under Section 1.03 below (the “Maximum Earn-out Payment”).

Section 1.03    Earn-Out.

Earn-out Payments. As additional consideration for the Shares, Buyer (or, at the direction of Buyer, the Company or another designee of Buyer, so long as Buyer remains an obligor thereof) shall pay to the Shareholders on or prior to the Earn-Out Payment Date (as defined below), an amount, if any, calculated as set forth below (the “Pro-Rata Earn-out Payment”), provided, however, the Net Income (as defined below) is not less than US$1,000,000.00 (the “Target Amount”) during twelve (12) calendar months commencing on the 1st of the month following the Closing Date (hereinafter, the “Hurdle Measurement Period” and ending prior to the commencement of the Earn-Out Payment Date (as defined below). “Net Income” shall mean the net income of the Company as a division of Buyer attributable to the Company’s portfolio purchased on the Closing Date as the residual amount for the existing clients on a net basis (minus any clients who cease to be clients) plus any clients the Company adds independently and solely from its own efforts and leads, and such net income shall be accounted for separately from the Buyer’s net income after the consummation of the Closing.

(i)    In the event the Net Income is less than the Target Amount, the Maximum Earn-Out Payment shall not be due and shall not be payable to the Shareholders.

(ii)    In the event the Net Income is less than US$800,000.00 (the “Hurdle Amount”), the Maximum Earn-Out Payment shall not be due and shall not be payable to the Shareholders.

(iii)    In the event that the Net Income is greater than the Hurdle Amount and is less than the Target Amount, the Pro-Rata Earn-Out Payment shall be due and payable to the Shareholders as a percentage of the Earn-Out Range.

(A)    For avoidance of doubt and by way of example, if the Net Income during the Hurdle Measurement Period is equal to US$1,000,000.00, that is 50% of the Earnout Range (i.e., US$1,000,000.00-US$800,000.00=US$200,000.00/US$400,000.00), then Buyer shall pay to the Shareholders a Pro-Rata Earn-Out Payment equal to US$250,000.00 (or 50% of the Maximum Earn-Out Payment). “Earnout Range” shall mean US$400,000.00. (or the Target Amount minus the Hurdle Amount).

(b)         Independence of Earn-out Payments. Buyer’s obligation to pay either the Maximum Earn-out Payment or Pro-Rata Earn-out Payment (whichever is applicable)

to the Shareholders is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any other conditions precedent except for the conditions precedent specifically related to those Payments. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Maximum Earn-out Payment or Pro-Rata Earn-out Payment (whichever is applicable) are not satisfied, then Buyer would not be obligated to pay the Maximum Earn-out Payment or Pro-Rata Earn-out Payment.

(c)         Timing of Payment of Earn-out Payments. Any Earn-out Payment that Buyer is required to pay shall be paid to the Shareholders in full no later than forty-five (45) calendar days following the end of Hurdle Measurement Period (the “Earn-Out Payment Date”). Buyer shall pay to the Shareholders the Maximum Earn-out Payment or Pro-Rata Earn-Out Payment (whichever is applicable) in cash by wire transfer of immediately available funds to the bank account for the Shareholders set forth in Section 1.03 of the Disclosure Schedule.

(d)         No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) the Shareholders shall not have any rights as a securityholder of Buyer or the Company as a result of the Shareholders’ contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

Section 1.04    Excluded Assets. The Shareholders shall retain all right, title, and interest in the following assets:

Nola Ruel:

2016 Subaru VIN

Aaron Dewar:

2021 Tesla Model 3

ARTICLE II
CLOSING

Section 2.01    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on May 21st, 2021 (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 1:00 PM ET time on the Closing Date.

Section 2.02    The Shareholders Closing Deliverables. At the Closing, the Shareholders shall deliver to Buyer the following:

(a)    Share certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b)    A certificate of the Secretary (or other officer) of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the stockholders of the Company authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which the Shareholders and Company are a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(c)    A good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(d)    A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Company is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

(e)    Such other documents and certificates, including a certificate of good standing from the Massachusetts Department of Revenue and certificate of compliance from the Massachusetts Department of Unemployment Assistance.

Section 2.03    Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to the Shareholders:

The portion of the Purchase Price equal to US$2,500,000.00.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

The Shareholders and the Company jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “The Shareholders’s knowledge,” “knowledge of The Shareholders,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of The Shareholders, after due inquiry.

Section 3.01    Organization and Authority of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.05) of the state of Massachusetts. The Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which The Shareholders is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Shareholders of this Agreement and any other Transaction Document to which the Shareholders or Company are a party, the performance by the Shareholders of its obligations hereunder and thereunder, and the consummation by he Shareholders of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of The Shareholders. This Agreement and each Transaction Document to which the Shareholders or Company is a party constitute legal, valid, and binding obligations of the Shareholders enforceable against the Shareholders in accordance with their respective terms.

Section 3.02    Organization, Authority, and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Massachusetts and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03    Capitalization.

(a)    The authorized shares of the Company consist of 500 shares of common stock, no par value. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Shareholders, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)    All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which the Shareholders or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c)    Except as set out in Section 3.03(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, stock appreciation,

phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating the Shareholders or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.04    No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05    No Conflicts or Consents. The execution, delivery, and performance by the Shareholders of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the Shareholders or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to the Shareholders or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which the Shareholders or the Company is a party or by which the Shareholders or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06    Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2018, 2019, and 2020 and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer; provided, however, that if the Shareholders does not have audited financial statements for the Company, it will cooperate if the Buyer determines at any time that is needs audited financial statements of the Company. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07    Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. The Company further represents and warrants that as of the Closing Date, the Company’s outstanding debt will equal US$0.

Section 3.08    Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.09    Material Contracts.

(a)    Section 3.09(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.10(a)), being “Material Contracts”), including the following:

(i)    each of the Merchant ISO Agreement, dated as of September 19, 2006, among Merrick Bank Corporation, a Utah industrial bank, and the Company and the Service Agreement, dated December 1, 2005, between First Data Merchant Services Corporation and the Company, have been confirmed that post-closing, those agreements shall remain valid and binding agreements by Merrick Bank Corporation and First Data Merchant Services Corporation, respectively.

(ii)    each Contract of the Company involving aggregate consideration in excess of $20,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(iii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.19(a)), environmental, or other Liability of any Person;

(iv)    all Contracts relating to Intellectual Property (as defined in Section 3.11(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(v)    except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(vi)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Shareholders’ knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10    Real Property; Title to Assets.

(a)    Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. The Shareholders have delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b)    The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

(c)    The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 3.11    Intellectual Property.

(a)    The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)    Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property.

(c)    The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.12    Material Customers and Suppliers.

(a)    Section 3.12(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $20,000 for each of the two most recent fiscal years (collectively, the “Material Customers”). The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Section 3.12(b) of the Disclosure Schedules sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $20,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”). The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13    Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by the Shareholders or their Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither the Shareholders nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of the Shareholders or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.14    Legal Proceedings; Governmental Orders.

(a)    There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to the Shareholders’ knowledge, threatened against or by the Company, the Shareholders, or any Affiliate of the Company: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.15    Compliance with Laws; Permits.

(a)    The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)    All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.16    Environmental Matters.

(a)    The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b)    The Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor the Shareholders have received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c)    There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

Section 3.17    Employee Benefit Matters.

(a)    Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(b)    For each Benefit Plan, the Shareholders have made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company or, with respect to any period on or after the Closing Date, Buyer, or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(d)    The Company has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)    The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f)    Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any

“excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18    Employment Matters.

(a)    Section 3.18(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b)    The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)    The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.19    Taxes.

(a)    All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. The Shareholders has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after 2018. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)    The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)    There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)    The Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 3.20    Books and Records. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.21    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Shareholders.

Section 3.22    Full Disclosure. No representation or warranty by the Shareholders in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders as follows:

Section 4.01    Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Illinois. Buyer has requisite limited liability company corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02    No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that the Shareholders has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.01    Confidentiality. From and after the Closing, the Shareholders shall, and shall cause its Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that The Shareholders can show that such information: (a) is generally available to and known by the public through no fault of The Shareholders, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by The Shareholders, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If The Shareholders or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, The Shareholders shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, The Shareholders shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02    Non-Competition; Non-Solicitation.

(a)    For a period of five years commencing on the Closing Date (the “Restricted Period”), the Shareholders shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in engaging in merchant services and or credit/debit card processing (the “Restricted Business”) in the United States (the “Territory”); (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; (iii) provide any business opportunity of which the Shareholders becomes aware related to the Restricted Business to any entity without first offering it to the Company and giving it a right to pursue the opportunity or right of first refusal for 60 days, or (iv) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, the Shareholders may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Shareholders are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)    During the Restricted Period, the Shareholders shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company’s employment for five years commencing on the Closing Date.

(c)    The Shareholders acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Shareholders of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(d)    The Shareholders acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
TAX MATTERS

Section 6.01    Tax Covenants.

(a)    Without the prior written consent of Buyer, the Shareholders shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(b)    All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by the Shareholders when due. the Shareholders shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02    Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, the Shareholders, nor any of the Shareholders’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04    Tax Indemnification. The Shareholders shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Shareholders shall reimburse Buyer for any Taxes of the Company that are the responsibility of the Shareholders pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05    No Section 336(e) Election. The Shareholders shall not make an election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement.

Section 6.06    Cooperation and Exchange of Information. The Shareholders and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of the Shareholders and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.07    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

ARTICLE VII
INDEMNIFICATION

Section 7.01    Indemnification by the Shareholders. Subject to the other terms and conditions of this Article VII, the Shareholders shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Shareholders or the Company contained in this Agreement or the other Transaction Documents; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Shareholders or the Company pursuant to this Agreement or the other Transaction Documents.

Section 7.02    Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of the Shareholders and their Affiliates and their respective Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholders Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03    Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.19 which are subject to Article VI) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, however, the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.21, Section 4.01 and Section 4.04 shall survive indefinitely. Subject to Article VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 7.06    Cumulative Remedies. The rights and remedies provided for in this Article VII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02    Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to the Shareholders:	Nola Ruel P.O. Box Sturbridge, MA 01566 Email: Aaron Dewar P.O. Box West Brookfield, MA 01585 Email:
with a copy (which shall not constitute notice) to:	Michael V. Caplette 69 Hall Road Suite 4 Sturbridge, MA 01566 Facsimile: Email:
If to Buyer:	GreenBox POS, Inc 3131 Camino del Rio N, Suite 1400 San Diego, CA 92108 Email: Attention: Lindsey Lee, VP Legal Affairs
with a copy (which shall not constitute notice) to:	Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 Facsimile: (732) 395-4401 Email: Attention: Joseph M. Lucosky, Esq.

Section 8.03    Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents (and Exhibits, if any) and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement, including all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the State of Massachusetts or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Massachusetts in each case located in the city of Boston, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.09    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORTHEAST MERCHANT SYSTEMS, INC. (Company)
By_____________________ [NAME] [TITLE]
THE SHAREHOLDERS:
AARON DEWAR
By_____________________
Aaron Dewar

NOLA RUEL

By_____________________
Nola Ruel

GREENBOX POS, INC. (Buyer)
By_____________________ [NAME] [TITLE]

EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Actions	Section 3.14(a)
Affiliate	Section 3.13
Agreement	Preamble
Balance Sheet	Section 3.06
Balance Sheet Date	Section 3.06
Benefit Plans	Section 3.17(a)
Buyer	Preamble
Buyer Indemnitees	Section 7.01
Closing	Section 2.01
Closing Date	Section 2.01
Code	Section 2.02(e)
Company	Recitals
Company Intellectual Property	Section 3.11(b)
Company IP Registrations	Section 3.11(b)
Contracts	Section 3.05
Disclosure Schedules	Section 1.02
Earn-Out Payment Date	Section 1.03(c)
Earn-out Range	Section 1.03(a)(iii)(A)
Encumbrance	Section 1.01
Environmental Laws	Section 3.16(a)
ERISA	Section 3.17(a)
Financial Statements	Section 3.06
GAAP	Section 3.06
Governmental Authority	Section 2.02(d)
Governmental Order	Section 3.05
Hazardous Substances	Section 3.16(a)

Hurdle Amount	Section 1.03(a)(ii)
Hurdle Measurement Period	Section 1.03(a)
Indemnified Party	Section 7.03
Indemnifying Party	Section 7.03
Insurance Policies	Section 3.13
Intellectual Property	Section 3.11(a)
Law	Section 3.05
Liabilities	Section 3.07
Losses	Section 6.04
Material Contracts	Section 3.09(a)
Material Customers	Section 3.12(a)
Material Suppliers	Section 3.12(b)
Net Income	Section 1.03(a)
Permits	Section 3.15(b)
Person	Section 3.03(b)
Pre-Closing Tax Period	Section 6.04
Pro-Rata Earn-out Payment	Section 1.03(a)
Base Purchase Price	Section 1.02
Real Property	Section 3.10(a)
Representatives	Section 5.01
Restricted Business	Section 5.02(a)
Restricted Period	Section 5.02(a)
Securities Act	Section 4.03
The Shareholders	Preamble
The Shareholders Indemnitees	Section 7.02
Shares	Recitals
Straddle Period	Section 6.01(a)
Target Amount	Section 1.03(a)
Taxes	Section 3.19(a)
Tax Records	Section 6.06
Tax Returns	Section 3.19(a)

Territory	Section 5.02(a)
Transaction Documents	Section 2.02(b)
Union	Section 3.18(b)

Disclosure Schedules

Section 1.02	Wiring Instructions – For security, the Seller will fax separately.

Section 1.03	Wiring Instructions – For security, the Seller will fax separately.

Section 3.02	Already supplied to the Buyer.

Section 3.03(c)	None.

Section 3.09(a)	None.

Section 3.10(a)	None.

Section 3.10(b)	None.

Section 3.11(b)	None.

Section 3.12(a)	Already supplied to the Buyer.

Section 3.12(b)	None.

Section 3.13	Already supplied to the Buyer.

Section 3.15(b)	None.

Section 3.17(a)	Already supplied to the Buyer.

Section 3.18(a)	Already supplied to the Buyer.

A-4